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          Agriculture Exchange                       Filed pursuant to Rule 433
-----------

                                              Registration Statement 333-162195
          Traded Notes
                                                       Dated September 29, 2009
                        [GRAPHIC OMITTED]

          Description

The PowerShares DB Agriculture Double Long Exchange Traded Note (Symbol: DAG),
PowerShares DB Agriculture Long Exchange Traded Note (Symbol: AGF), PowerShares
DB Agriculture Short Exchange Traded Note (Symbol: ADZ) and PowerShares DB
Agriculture Double Short Exchange Traded Note (Symbol: AGA) (collectively, the
"PowerShares DB Agriculture ETNs") are the first exchange traded products that provide investors with a cost-effective and convenient way to take a short or leveraged view on the performance of the agriculture sector.

All of the PowerShares DB Agriculture ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index-Optimum Yield Agriculture(TM) (the
"Index"), which is designed to reflect the performance of certain corn, wheat, soybean and sugar futures contracts plus the returns from investing in 3 month
United States Treasury Bills.

Investors can buy and sell PowerShares DB Agriculture ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees.
Investors may redeem PowerShares DB Agriculture ETNs in blocks of no less than
200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

            Fact Sheet

            Prospectus

          Index History (%)(1)

          Source: DB / Bloomberg

          Index Weights

            As Of:  Not Available

            Commodity                Contract Expiry Date       Weight %

AGA Financial
Details
Ticker:
AGA
Last             9-Sep-2009
Update          2
                04:30 PM
Price           N.A.
AGA Index Level*85.63458
Indicative
Intra-day       40.73
Value**
Last end of day 41.14084
Value***
Last date for            09
end             28-Sep-20
of day
Value
Data
Source:   www.nyse.com
(Data delayed
20 minutes)
OMITTED]* Indicative intra-day and Index closing

**       Indicative intra-day value of the AGA

***      Last end of day AGA RP

DAG Financial
Details
Ticker:
DAG
Last             9-Sep-2009
Update          2
                04:30 PM
                Not
Price           Available
DAG Index Level*85.63458
Indicative
Intra-day       9.33
Value**
Last end of day 9.21363
Value***
Last date for            09
end             28-Sep-20
of day
Value
Data
Source:   www.nyse.com
(Data delayed
20 minutes)

OMITTED]* Indicative intra-day and Index closing

**       Indicative intra-day value of the DAG

***      Last end of day DAG RP

ADZ Financial
Details
Ticker:
ADZ
Last             9-Sep-2009
Update          2
                04:30 PM
                Not
Price           Available
ADZ Index Level*85.63458
Indicative
Intra-day       33.80
Value**
Last end of day 33.97829
Value***
Last date for            09
end             28-Sep-20
of day
Value
Data
Source:   www.nyse.com
(Data delayed
20 minutes)
OMITTED]* Indicative intra-day and Index closing

**       Indicative intra-day value of the DGP
***      Last end of  day ADZ RP

DB Agriculture ETN and Index Data

DB Agriculture ETN Symbols

Agriculture Double Short   AGA

Agriculture Double Long    DAG

Agriculture Short  ADZ

Agriculture Long   AGF

Unit Price at Listing

Agriculture Double Short   $25.00

Agriculture Double Long    $25.00

Agriculture Short  $25.00

Agriculture Long   $25.00

Intraday Intrinsic Value Symbols

Agriculture Double Short   AGAIV

(1)Index history is for illustrative purposes only and does not represent actual PowerShares DB Agriculture ETN performance. The inception date of the
Deutsche Bank Liquid Commodity Index - Optimum Yield Agriculture(TM) is July
12, 2006. Index history is based on a combination of the monthly returns from the Deutsche Bank Liquid Commodity Index -- Optimum Yield Agriculture Excess
Return(TM) (the "Agriculture Index") plus the monthly returns from the DB
3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Agriculture ETNs, less the investor fee. The
Agriculture Index is intended to reflect changes in the market value of certain agriculture futures contracts on corn, wheat, soybeans and sugar. The T-Bill
Index is intended to approximate the returns from investing in 3- month United
States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged and you cannot invest directly in an index. PAST PERFORMANCE DOES NOT

GUARANTEE FUTURE RESULTS.

(2)The PowerShares DB Agriculture ETNs are senior unsecured obligations of
Deutsche Bank AG, London Branch, and the amount due on the PowerShares DB
Agriculture ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The PowerShares DB Agriculture ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the
PowerShares DB Agriculture ETNs include limited portfolio diversification, uncertain principal repayment,

AGF Financial
Details
Ticker:
AGF
Last             9-Sep-2009
Update          2
                04:30 PM
                Not
Price           Available
AGF Index Level*85.63458
Indicative
Intra-day       16.34
Value**
Last end of day 16.24428
Value***
Last date for            09
end             28-Sep-20
of day
Value
Data
Source:   www.nyse.com
(Data delayed
20 minutes)
OMITTED]* Indicative intra-day and Index closing

**       Indicative intra-day value of the AGF
***      Last end of  day AGF RP

Contact Information

Any questions please call

1-877-369-4617

http://dbfunds.db.com/dev/notes/Agriculture/index.aspx                                                         9/29/2009

Deutsche Bank Agriculture Notes                                                                               Page 2 of 3

Agriculture Double Long    DAGIV

Agriculture Short  ADZIV

Agriculture Long   AGFIV

Inception Date     4/14/08

Maturity Date      4/01/38

DB Agriculture Index       DBLCYEAG

Symbol

Risks(2)
[GRAPHIC OMITTED]
    Non-principal protected Leveraged losses Subject to an investor fee Limitations on repurchase
[GRAPHIC OMITTED][GRAPHIC OMITTED][GRAPHIC OMITTED][GRAPHIC OMITTED]Concentrated exposure to agricultural
    commodities

Benefits

    Leveraged and short notes Relatively Low Cost Intraday access
[GRAPHIC OMITTED][GRAPHIC OMITTED][GRAPHIC OMITTED][GRAPHIC OMITTED]Listed Transparent Tax treatment(3)
[GRAPHIC OMITTED][GRAPHIC OMITTED]
Issuer Details

Deutsche Bank AG, London Branch

Long-term Unsecured Obligations**

trade price fluctuations, illiquidity and leveraged losses. Investing in the
PowerShares DB Agriculture ETNs is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Agriculture ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB Agriculture ETNs is zero, your
Investment will expire worthless.

The PowerShares DB Agriculture Double Long ETN and PowerShares DB Agriculture
Double Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

The PowerShares DB Agriculture ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of
PowerShares DB Agriculture ETNs that you may redeem directly with Deutsche Bank
AG, London Branch, as specified in the applicable pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Agriculture ETNs. Sales in the secondary market may result in losses.

The PowerShares DB Agriculture ETNs are concentrated in agriculture commodity futures contracts. The market value of the PowerShares DB Agriculture ETNs may be influenced by many unpredictable factors, including, among other things, volatile agriculture prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The
PowerShares DB Agriculture ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.

For a description of the main risks, see "Risk Factors" in the applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

(3)Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
www.dbfunds.db.com/notes or EDGAR on the SEC website at www.sec.gov.
Alternatively, you may request a prospectus by calling 1-877-369-4617, or you may request a copy from any dealer participating in this offering.

The PowerShares DB ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk and the consequences of seeking monthly leveraged investment results, and who intend to actively monitor and manage their investments. Investing in the PowerShares DB
ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

Certain marketing services may be provided for these products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares(R) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim
Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

An investor should consider the PowerShares DB ETNs' investment objective, risks, charges and expenses carefully before investing.

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